 Exhibit 10.1
PROMISSORY NOTE

$500,000	August 17, 2016

FOR VALUE RECEIVED, ROOT9B TECHNOLOGIES, INC., a Delaware corporation (“Maker”), hereby promises to pay to the order of JOSEPH J. GRANO, JR., an individual with an address at 1185 Avenue of the Americas, New York, New York 10035 (“Payee”), the principal sum of Five Hundred Thousand Dollars ($500,000) (the “Principal Amount”) on or before September 30, 2017 (the “Maturity Date”).

1. Interest. Interest will accrue on the unpaid principal amount hereof at the rate of 4% per annum, payable at the Maturity Date. All accrued interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and shall be payable on the date the outstanding principal amount hereof shall become due and payable, whether on the Maturity Date or by acceleration or otherwise. Payments of principal and interest shall be made by check mailed to Payee at its address listed above, or at such other address or by wire transfer in accordance with instructions hereafter designated by Payee to Maker. All payments shall be applied first to interest then due, if any, then to principal.

2. Prepayment. Maker may prepay all or any part of the unpaid principal amount and accrued interest at any time without premium or penalty.

3. Event of Default. If any of the following events (“Events of Default”) occurs:

(a)           default by Maker of any payment of principal and/or interest hereunder;

(b)           the filing of any petition or the commencement of any proceedings against Maker for any relief under bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions, or extension, which proceeding is not dismissed within sixty (60) days;

(c)           Maker makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or is adjudicated as bankrupt or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or files any answer admitting or not contesting the material allegations of a petition filed against Maker in any such proceeding or seeks or consents to or acquiesce in the appointment of any trustee, receiver or liquidator of Maker; or

(d)           Maker voluntarily or involuntarily ceases operations;

then, and in any such event, subject to the terms herein, (i) upon the occurrence of an Event of Default described in Section 3(b) or 3(c), the unpaid principal amount of this Note, together with accrued interest thereon, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Maker, and (ii) upon the occurrence and continuation of any other Event of Default, the holder hereof may, upon written notice to Maker, declare the Note to be due and payable, whereupon the principal amount of the Note, together with accrued interest thereon, shall automatically become immediately due and payable, without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Maker.

In case any one or more Events of Default shall occur and be continuing, subject to the terms herein, Payee may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any covenant contained in this Note, or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law. In case of any Event of Default under this Note, Maker will pay to Payee such amounts as shall be sufficient to cover the costs and expenses of Payee incurred in enforcing Payee’s rights under this Note, including, without limitation, collection costs and reasonable attorneys’ fees.

4. General.

(a)           Amendments and Waivers. Any term of this Note may be amended and the observance of any term thereof may be waived (either generally or in a particular instance) only with the written consent of Maker and of Payee. Any amendment or waiver effected in accordance with this section shall be binding upon each subsequent holder of this Note.

(b)  Assignments, Successors, and No Third-Party Rights. Neither Maker nor the Payee may assign any of its rights under this Note without the prior written consent of the other party. Subject to the preceding sentence, this Note will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of Maker and the Payee.

(c) Severability. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(d) Section Headings. The headings of Articles and Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Note, unless the context indicates otherwise.

(e) Governing Law; Submission to Jurisdiction. This Note will be deemed to have been made and delivered in New York County, New York and will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to conflicts of Laws principles. Maker and the undersigned (i) agree that any legal suit, action or proceeding arising out of or relating to this Note shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and (ii) irrevocably consent to the jurisdiction of the New York State Supreme Court, County of Suffolk, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.

(f) Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Maker executed and delivered this Note as of the date first above written.

ROOT9B TECHNOLOGIES, INC. By: /s/ Brian King Name: Brian King Title: Chief Operating Officer